CR-06-37
THE GEO GROUP TO ACQUIRE CENTRACORE PROPERTIES TRUST
•	All Cash Transaction for $32.00 per Share

•	GEO Issues Pre-Stock Split 2007 Guidance of $2.40 - $2.60 EPS — Inclusive of CPT Acquisition

•	Conference Call Scheduled for Thursday, September 21, 2006 at 11:00 AM (ET)
Boca Raton, Fla. — September 20, 2006 — The GEO Group, Inc. (NYSE:GEO) (“GEO”), a world leader in the delivery of correctional and mental health services, announced today the signing of a definitive merger agreement (the “definitive agreement”) to acquire Palm Beach Gardens-based CentraCore Properties Trust (NYSE:CPV) (“CPT”), a correctional real estate investment trust. CPT owns 13 correctional facilities totaling 8,071 beds, of which 11 facilities totaling 6,945 beds are currently leased to GEO under sale-lease back agreements. In addition to the 11 facilities leased to GEO, CPT owns the 400-bed Mesa Verde Correctional Facility, which is leased to Cornell Companies and the 726-bed Delaney Hall, which is leased to Community Education Centers.
Under the terms of the definitive agreement approved by the boards of directors of both GEO and CPT, shareholders of CPT will receive $32.00 cash per common share or approximately $356.1 million, and GEO will refinance CPT’s debt at closing which is estimated to be $40.0 million. In addition, CPT shareholders will receive a pro-rated dividend for the quarter in which the merger is effected through the closing date. The closing of the acquisition, which is targeted for late 2006 or early 2007, is subject to the approval of CPT’s shareholders and federal regulatory agencies, and other customary conditions, but it is not subject to financing contingencies.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are pleased with our proposed acquisition of CentraCore Properties Trust. This acquisition eliminates any uncertainty related to GEO’s control and utilization of these important assets, while at the same time significantly reducing our exposure to escalating facility use costs in the future. Strategically, the acquisition gives GEO the critical advantage of having ultimate control and ownership of these facilities.”
Facility Ownership
Following the acquisition of CPT, GEO’s owned facilities will increase from four to 15 out of 62 worldwide facilities under GEO management or under development.
Financing
GEO plans to finance the acquisition of CPT including fees and expenses through the use of $57 million in cash and $360 million in debt to be arranged by BNP Paribas.
Financial and Legal Advisers
Lehman Brothers acted as GEO’s financial adviser in connection with this transaction. Akerman Senterfitt served as GEO’s legal advisor. Citigroup Corporate and Investment Banking acted as CPT’s exclusive financial advisor in connection with the proposed transaction and Goodwin Procter LLP provided legal advice to CPT.
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Contact:	Pablo E. Paez	(866) 301-4436
Director, Corporate Relations

N E W S    R E L E A S E
2007 Financial Guidance — Pre-Stock Split; Inclusive of CPT Acquisition
GEO is providing initial earnings guidance for 2007 as a result of the acquisition of CPT. At this time, GEO expects 2007 earnings to be in the pro-forma range of $2.40 and $2.60 per share excluding $0.15 per share in after-tax start-up expenses associated with new facility openings. GEO’s 2007 earnings guidance includes $10.0 million in non-cash depreciation expense associated with the CPT acquisition and does not reflect the effect of GEO’s 3-for-2 stock split which will take effect on October 2, 2006.
Conference Call
GEO will hold an investor and analyst conference call to discuss the proposed CPT acquisition on Thursday, September 21, 2006 at 11:00 AM (Eastern Time). The call-in number for the U.S. is 1-866-578-5801 and the international call-in number is 1-617-213-8058. The participant pass-code for the conference call is 22184613. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until October 21, 2006 at 1-888-286-8010 (U.S.) and
1-617-801-6888 (International). The pass-code for the telephonic replay is 42420536.
About The GEO Group
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 52,000 beds.
About CentraCore Properties Trust
CentraCore Properties Trust (“CPT”), based in Palm Beach Gardens, Fla., was formed in February 1998 to capitalize on the growing trend toward privatization in the corrections industry. CPT has expanded its scope to include essential purpose government real estate projects outside the corrections sector, including mental health and higher education facilities. CPT is dedicated to ownership of properties under long-term, triple-net leases, which minimizes occupancy risk and development risk. CPT currently owns 13 correctional facilities in nine states, all of which are leased, with an aggregate completed design capacity of 8,071 beds.
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Contact:	Pablo E. Paez	(866) 301-4436
Director, Corporate Relations

N E W S    R E L E A S E
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to complete the acquisition of CentraCore Properties Trust; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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Contact:	Pablo E. Paez	(866) 301-4436
Director, Corporate Relations